Exhibit 10.3

AMENDED AND RESTATED MASTER SERVICES

AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”), is made and entered into on this 24th day of June 2021, retroactive to the 13th day of December 2019, by and between ADM Tronics Unlimited, Inc., with offices located at 224S Pegasus Ave., Northvale, NJ 07647 (“ADMT”) and RetinalGenix Technologies Inc., with offices located at 1450 North McDowell Blvd., Suite 150, Petaluma, CA 94954 (the “Client”).

WHEREAS, as a result of a clerical error, ADMT previously entered into a Master Services Agreement with Sanovas, Inc. dated December 13, 2019 (the “Original Agreement”) instead of with the Client;

WHEREAS, the parties desire to amend and restate the Original Agreement to correct the clerical error;

WHEREAS, ADMT provides design, engineering and regulatory services related to electronic, electromechanical and mechanical devices, products, systems and components with a particular emphasis in medical devices and technologies (the “ADMT Services”).

WHEREAS, the Client desires to retain ADMT to provide the ADMT Services in connection with the Client’s retinal imaging screening device and retinalcam (collectively, the “Products”) pursuant to the terms and conditions described in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1. Definitions.

“Confidential Information” means all confidential and proprietary information of a party (“Disclosing Party”) disclosed to the other party (“Receiving Party”), whether orally or in writing, that is designated as confidential, including the terms and conditions of this Agreement, business and marketing plans, technology and technical information, product designs, and business processes. Confidential Information shall not include any information that:

(i) is or becomes generally known to the public without breach of any obligation owed to the Disclosing Party;

(ii) was known to the Receiving Party prior to its disclosure by the Disclosing Party without breach of any obligation owed to the Disclosing Party;

(iii) was independently developed by the Receiving Party without breach of any obligation owed to the Disclosing Party; or

(iv) is received from a third party without breach of any obligation owed to the Disclosing Party.

“Deliverables” means all works of authorship, whether in hard copy or electronic form, including, but not limited to, designs, models, prototypes, analyses, reports, documentation, summaries, manuals, supporting materials, test results and drawings, which are provided by ADMT to the Client relating to the Products.

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“Invention” shall mean any idea, design, concept, technique, invention, discovery, or improvement, regardless of patentability, made solely or jointly by ADMT and/or ADMT’s employees, or jointly by ADMT and/or ADMT’s employees with one or more employees of the Client, during the term of this Agreement and in performance of any ADMT Services provided under this Agreement with respect to the Products, provided that either the conception or reduction to practice thereof occurs during the term of this Agreement and in the performance of work under this Agreement.

2. Confidentiality.

2.1 Confidentiality. The Receiving Party shall not disclose or use any Confidential Information of the Disclosing Party for any purpose outside the scope of this Agreement, without the Disclosing Party’s prior written consent.

2.2 Protection. Each party agrees to protect the confidentiality of the Confidential Information of the other party in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind, but in no event shall either party exercise less than reasonable care in protecting such Confidential Information.

2.3 Compelled Disclosure. If the Receiving Party is compelled by law to disclose Confidential Information of the Disclosing Party, it shall provide the Disclosing Party with prior notice of such compelled disclosure (to the extent legally permitted) and reasonable assistance, at Disclosing Party’s cost, if the Disclosing Party wishes to contest the disclosure.

2.4 Remedies. If the Receiving Party discloses or uses (or threatens to disclose or use) any Confidential Information of the Disclosing Party in breach of this Agreement, the Disclosing Party shall have the right, in addition to any other remedies available to it, to seek injunctive relief to enjoin such acts, it being specifically acknowledged by the parties that any other available remedies are inadequate.

3. Ownership.

3.1 All Deliverables shall be owned by the Client and shall be considered works made for hire by ADMT for the Client.

3.2 ADMT hereby assigns to the Client, all Inventions conceived, created or reduced to practice by ADMT or ADMT’s employees, agents or subcontractors in the course of the performance of this Agreement, together with the right to seek protection by obtaining patent rights therefor and to claim all rights thereunder, and the same shall become and remain the Client’s property regardless of whether such protection is sought. ADMT shall execute (and shall cause its employees, agents and subcontractors to execute) such documents, render such assistance, and take such other actions as the Client may reasonably request, at the Client’s expense including ADMT’s time and expenses, to apply for, register, perfect, confirm and protect the Client’s rights in any intellectual property hereunder.

3.3 ADMT shall promptly make a complete written disclosure to the Client of each Invention not otherwise clearly disclosed to the Client in the pertinent Deliverables. ADMT shall, upon the Client’s request and at the Client’s expense, cause patent applications to be filed thereon and shall assign all such applications over to the Client. ADMT shall give the Client and its attorneys or agents all reasonable assistance in connection with the preparation and prosecution of any such patent applications and shall cause to be executed all such assignments or other instruments or documents as the Client may consider necessary or appropriate to carry out the intent of this Agreement.

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4. Payments

4.1 Time-Based Services Basis

The Client shall pay ADMT for services rendered pursuant to this Agreement at hourly rates, calculated in increments of 0.25 hours, according to the then current “ADMT Professional Fees” schedule. ADMT will use its best efforts to provide services to the Client using the most efficient category of employee for the respective level of expertise required. The Client shall also pay ADMT for expenses, including, but not limited to, materials, components, prototypes, shipping charges, travel and lodging, required in the course of work performed for the Client pursuant to this Agreement. Expense reports and invoices will be submitted at the time expenses are incurred. ADMT agrees to provide 30 days’ notice of any change in fees. ADMT shall provide an invoice to the Client for services rendered and expenses incurred on a monthly basis and all invoices shall be due and payable when presented.

4.2 Project Quotation Basis

The Client shall pay ADMT for services rendered pursuant to one or more project quotations (the “Project Quotation”), which will be submitted in writing to the Client by ADMT, prior to the start of any work, for the Client’s prior approval. Each Project Quotation will describe the services to be rendered by ADMT for a project and the fees to be paid by the Client to ADMT with respect to such Project Quotation. The description of services and payment terms described in a Project Quotation, once accepted by the Client, as indicated by a signature of the Client on each Project Quotation, shall be binding between the Client and ADMT, and shall become a part of this Agreement; provided, however, if this Agreement conflicts with the terms of the Project Quotation, the Project Quotation shall govern.

4.3 Retainer Basis

At the beginning of each calendar month, the Client shall pay to ADMT a fixed monthly payment (the “Retainer Fee”) for a number of service hours for that month, such amount of hours to be determined by mutual consent of the Client and ADMT (the “Retainer Hours”). The Retainer Fee shall be paid by the Client to ADMT each month for service hours provided by ADMT from no hours, up to the Retainer Hours. For any hours over the Retainer Hours, ADMT shall invoice the Client the next succeeding month for such excess hours at hourly rates at a 20% discount of the then current “ADMT Professional Fees” schedule. Such discounted excess hours fees shall be due and payable with the next succeeding calendar month’s Retainer Fee. ADMT and the Client will describe the services to be provided in a separate retainer agreement, which shall be binding between the Client and ADMT, and shall become a part of this Agreement; provided, however, if this Agreement conflicts with the terms of the Retainer Agreement, the Retainer Agreement shall govern.

5. Warranty/Limitation of Liability. ADMT makes no warranties, express or implied, regarding the ADMT Services provided hereunder, third-party actions and/or agencies, such as U.S. Food and Drug Administration approvals and/or clearances, and the Client hereby waives any claim based upon any breach thereof. The Client hereby confirms that ADMT does not provide legal advice with respect to regulatory matters and urges the Client to seek professional legal advice with respect to any regulatory activities related to this Agreement.

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IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS, LOST DATA, OR ANY OTHER INDIRECT DAMAGES EVEN IF SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY THEREOF.

6. Default. In the event the Client : (i) fails to make timely payment of any fees or expenses hereunder; or (ii) fails to observe any other terms or conditions of this Agreement, the Client will be in default. The Client shall be liable for all costs and expenses incurred by ADMT in collecting amounts due under any provision of this Agreement, including all court costs and reasonable attorneys’ fees.

7. Non-Solicitation Agreement. The Client agrees that it shall not directly or indirectly induce, entice, hire, attempt to hire, attempt to employ, or refer employment opportunities to any employee or independent contractor of ADMT, whether the proposed opportunity involves an employment, independent contractor or other relationship.

8. Term and Termination. The term of this Agreement commenced on December 13, 2019 and shall continue for a period of one (1) year thereafter, unless terminated earlier under the provisions of this Section 8. This Agreement shall automatically renew for additional one (1) year periods, unless either party notifies the other party in writing of its intent to terminate this Agreement at least thirty (30) days prior to the end of the then-current term. Notwithstanding the foregoing, either party may terminate this Agreement at any time and for any reason upon thirty (30) days prior written notice to the other party. Upon termination, any fees or expenses due to ADMT shall be paid by the Client. Notwithstanding anything herein to the contrary, any Project Quotations executed by the Client and ADMT shall be subject to the term and termination provisions contained in such Project Quotations.

9. Governing Law and Disputes. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey and any disputes arising pursuant to this Agreement shall be commenced in the Superior Court of New Jersey, Bergen County (the “Superior Court”), and the Client and ADMT hereby consent to said venue and to the jurisdiction of the Superior Court; provided however, that in the event that the Superior Court does not have jurisdiction over the matter, then in such event any disputes arising pursuant to this Agreement shall be commenced in the United States District Court for the District of New Jersey, and the Client and ADMT hereby consent to the jurisdiction of such court.

10. Modifications. The terms of this Agreement shall not be altered, waived, amended or modified except by a writing executed by each of the parties hereto.

11. Severability. If any provision of this Agreement becomes invalid or unenforceable, the remainder shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

RETINALGENIX TECHNOLOGIES INC.		ADM Tronics Unlimited, Inc.

By:	/s/ Jerry Katzman	By:	Andre’ DiMino
Name:	Jerry Katzman	Name:	Andre’ DiMino
Title:	Chief Executive Officer and President	Title:	President

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